Exhibit 10.11

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Cash Compensation

The non-employee directors of Kadant Inc. (the “company”) are paid the following cash meeting and retainer fees for serving on its board of directors:

•	An annual retainer fee of $18,000, payable in monthly installments of $1,500 each.

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A meeting fee of $1,500 for attending regular meetings of the board of directors in person and $750 for participating in meetings held by telephone in which substantive action is taken or that last more than one hour.

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A meeting fee of $500 for attending regularly scheduled committee meetings of the board of directors in person and $250 for participating in committee meetings held by telephone in which substantive action is taken or that last more than one hour.

•	An annual retainer for chairmen of the following committees: audit committee—$3,000; compensation committee—$2,000; nominating and corporate governance committee—$1,000.

•	Reimbursement of out-of pocket expenses incurred in attending or participating in meetings of the board of directors or its committees.

Restricted Stock

Non-employee directors of the company also receive 15,000 restricted shares of common stock annually pursuant to an award made in the first quarter of the fiscal year. The restricted shares vest as follows: installments of 1,250 restricted shares each vest on the last day of each of the company’s fiscal quarters during the year and the remaining 10,000 restricted shares vest only in the event that a change-in-control of the company occurs or is approved prior to the end of the first quarter of the following fiscal year. The restricted shares are forfeited if the individual is no longer a member of the board of directors on the vesting dates. The vesting on all of the restricted shares accelerate in the event of a change-in-control of the company. All awards are made under the company’s shareholder-approved equity incentive plans. The terms and conditions governing these awards are stated in the form of restricted stock agreement filed as Exhibit 10.13 to the company’s annual report on Form 10-K for the fiscal year ended December 30, 2006.

Stock Options

Stock options may be granted periodically to non-employee directors under the company’s shareholder-approved equity incentive plans. The size and the terms of any grant are determined by the compensation committee of the board of directors. In all cases, the exercise price of the option is determined at fair market value on the date of grant. Generally, options are exercisable and vest in three annual installments on the first three anniversaries of the date of grant, and the option expires seven years from the date of grant.